Exhibit 99.1

STONE ENERGY CORPORATION

Provides Operational and Capital Expenditure Update

LAFAYETTE, LA. September 29, 2014

Stone Energy Corporation (NYSE: SGY) today provided an operational and capital expenditure update. In the deep water, the Cardona development project has been proceeding ahead of schedule and is now expected to begin initial production by December 1, 2014, only six months after drilling the Cardona South well. We believe that gross production will reach approximately 12,000 Boe per day for the two wells (65% working interest). In Appalachia, our Utica Shale well has been successfully drilled with testing expected in the fourth quarter of 2014. Additionally, we continue to realize efficiencies in our Marcellus drilling program and now expect to drill over 35 wells in 2014 compared to the original forecast of 30 wells. Long lead time items have been ordered for the Amethyst deep water project, with production expected by mid-2016. Regarding rig commitments, progress has been made on securing a multi-year deep water rig contract commencing in mid-2015, as well as securing a platform rig for the Amberjack platform program, which is expected to start in the first quarter of 2015. Lastly, Stone recently acquired a 40% working interest in the Noble Energy-operated Madison prospect located in Mississippi Canyon Block 479, which is scheduled to be drilled in the fourth quarter of 2014.

As a result of the drilling successes, the follow-up development activity, the added Utica test well, the increased number of Marcellus wells and the Madison prospect, the Board of Directors has authorized an increase in the 2014 capital expenditure budget from $825 million to $895 million, which excludes major acquisitions and divestitures and capitalized SG&A and interest. The final 2014 capital expenditure amount and the allocation of capital across the various areas is subject to change based on several factors including permitting times, rig availability, non-operator decisions, farm-in opportunities and commodity pricing.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include weather, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.